Exhibit 99.1

Cocrystal Pharma to Presents Data from Phase 1 Study of First-in-Class Norovirus Protease Inhibitor CDI-988 at the 9th International Calicivirus Conference

BOTHELL, Wash. (July 10, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) announces that its first-in-class pan-viral protease inhibitor CDI-988 has been selected for an oral presentation at the 9th International Calicivirus Conference being held September 7-11, 2025 in Banff, Alberta, Canada. Sam Lee, PhD, the Company’s President and co-CEO, will present “Oral Direct-Acting Antiviral CDI-988 for Norovirus Infection Prevention and Treatment: Mechanism of Action and Phase 1 Study Results” on September 11.

“This year’s Calicivirus Conference will bring together the world’s leading norovirus experts, making it the ideal venue to share our pan-viral protease inhibitor CDI-988 Phase 1 data and clinical development strategy,” said Dr. Lee. “Norovirus causes a highly contagious gastrointestinal illness, triggering severe vomiting and diarrhea, and has a substantial economic impact with a societal cost of approximately $60 billion each year globally according to the CDC. There is no approved vaccine or antiviral therapeutics for norovirus infection. We are encouraged by our molecule’s novel pan-viral activity against all noroviruses including GII.4 and GII.17 strains.”

Pan-Viral Inhibitor CDI-988

CDI-988 was designed and developed with Cocrystal’s proprietary structure-based platform technology as a broad-spectrum inhibitor to a highly conserved region in the active site of 3CL viral proteases. Based on a novel mechanism of action and superior broad-spectrum antiviral activity, CDI-988 represents a compelling first-in-class oral treatment for noroviruses, which are members of the calicivirus family, and for coronaviruses. Cocrystal has completed a single-center, randomized, double-blind, placebo-controlled Phase 1 study in healthy adults evaluating the safety, tolerability and pharmacokinetics of CDI-988, including a food effect cohort.

Structure-Based Platform Technology

Cocrystal’s proprietary structural biology, along with its expertise in enzymology and medicinal chemistry, enable its development of novel antiviral agents. The Company’s platform provides a three-dimensional structure of inhibitor complexes at near-atomic resolution, providing immediate insight to guide structure activity relationships. This helps to identify novel binding sites and allows for a rapid turnaround of structural information through highly automated X-ray data processing and refinement. The goal of this technology is to facilitate the development of best-in-class antiviral therapies that have fast onset of action or shortened treatment time, are safe, well tolerated and easy to administer, and are effective against all viral subtypes that cause disease and have a high barrier to viral resistance.

About the Calicivirus Conference

The International Calicivirus Conference is held every three years and unites scientists from across the globe who study calicivirus virology, evolution, pathogenesis, structural biology, diagnosis, epidemiology, treatment and prevention. The conference aims to foster open discussions, spark new collaborations and explore groundbreaking research. Delegates have the opportunity to engage with the latest advances in the field through state-of-the-art lectures, oral presentations and poster sessions.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, coronaviruses (including SARS-CoV-2), noroviruses and hepatitis C viruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential for the Company’s CDI-988 product candidate as a treatment for norovirus. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, our need for additional capital to fund our operations over the next 12 months, risks relating to our ability to obtain regulatory approval for and proceed with clinical trials including recruiting volunteers and procuring materials for such studies by our clinical research organizations and vendors, the results of such studies, our and our collaboration partners’ technology and software performing as expected, general risks arising from clinical studies, regulatory changes, and potential development of effective treatments and/or vaccines by competitors, potential mutations in a virus we are targeting that may result in variants that are resistant to a product candidate we develop, the impact of the Trump Administration’s policies and actions on regulation affecting the FDA and other healthcare agencies and potential staffing issues resulting therefrom, as well as other government actions such as tariffs which may cause delays or force us to incur additional costs to proceed without development programs. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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